Exhibit 99.1

John Marshall Bancorp, Inc. to be Added to Russell 2000 Index

Company Release - 6/6/2022

RESTON, Va. -- (BUSINESS WIRE) – John Marshall Bancorp, Inc. (Nasdaq: JMSB) (the “Company”) today announced that it has qualified for the Russell 2000® Index (the “Index”) and will be included in the Index after the close of U.S. equity markets on June 24th,  according to a preliminary list of additions posted June 3rd.

The Index measures the performance of the small-capitalization segment of the U.S. equity universe. The Index consists of companies whose market capitalization ranks approximately between 1,001 and 3,000 among eligible U.S. equities on the annual measurement date.

“John Marshall Bancorp, Inc. is pleased to be added to the Russell 2000 Index,” said Christopher Bergstrom, President and Chief Executive Officer of the Company. “We continue to execute our strategic priorities and deliver strong performance.  We believe our inclusion in the Russell 2000 Index will increase our visibility among key institutional investors, provide increased trading volume for our shareholders and improve the attractiveness of our stock as a potential acquisition currency."

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $10.6 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.  For more information on FTSE Russell, the Russell 2000® Index and the Russell indexes reconstitution, visit www.ftserussell.com.

For more information, contact:

Christopher W. Bergstrom (703) 584-0840

Kent D. Carstater (703) 289-5922

About John Marshall Bancorp, Inc.:

John Marshall Bancorp, Inc. is the bank holding company for John Marshall Bank (the “Bank”). The Bank is a $2.25 billion bank headquartered in Reston, Virginia with eight full-service branches located in Alexandria, Arlington, Loudoun, Prince William, Reston, and Tysons, Virginia, as well as Rockville, Maryland, and Washington, D.C. with one loan production office in Arlington, Virginia. The Bank is dedicated to providing exceptional value, personalized service and convenience to local businesses and professionals in the Washington D.C. Metro area. The Bank offers a comprehensive line of sophisticated banking products and services that rival those of the largest banks along with experienced staff to help achieve customers’ financial goals. Dedicated Relationship Managers serve as direct points-of-contact, providing subject matter expertise in a variety of niche industries including Charter and Private Schools, Government Contractors, Health Services, Nonprofits and Associations, Professional Services, Property Management Companies, and Title Companies. Learn more at www.johnmarshallbank.com.

In addition to historical information, this press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to the following: changes in interest rates, general economic conditions, public health crises (such as the governmental, social and economic effects of COVID-19), levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, accounting principles and guidelines, and other conditions which by their nature are not susceptible to accurate forecast, and are subject to significant uncertainty. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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